NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 18, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

China Ceramics Co., Ltd.

Common Stock, $0.001 Par Value

Warrants, No Par Value

Units, No Par Value

Commission File Number – 001-33804

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that has triggered the application of Section 341 of the NYSE Amex LLC Company Guide (the “Company Guide”), having failed to qualify for initial listing under the standards set forth in Section 101 of the Company Guide.

2.

The Common Stock, Warrants and Units (the “Securities”) of China Ceramics Co., Ltd. do not qualify for continued listing for the following reasons:

At a Special Meeting of Shareholders that was held on November 20, 2009, China Holdings Acquisition Corp. (“Holdings”) received approval to consummate the acquisition of Success Winner Limited (“Success Winner”).  Subsequently, Holdings announced that it had completed the acquisition of Success Winner and changed its name to China Ceramics Co., Ltd. (referred to hereinafter as the “Company”).  Based on the fact that Holdings was a special purpose acquisition corporation formed for the purpose of completing an acquisition and because the acquisition constituted a reverse merger pursuant to Section 341 of the Company Guide, the Company was required to qualify under one of the Exchange’s initial listing standards as set forth in Section 101 of the Company Guide upon closing of the acquisition in order to qualify for continued listing on the Exchange.

The Company failed to qualify under the Exchange’s initial listing standards upon consummation of the acquisition, and was therefore not suitable for continued listing on the Exchange.  Therefore, the Company was subject to immediate delisting proceedings.

3.

In reviewing the eligibility of the Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 11, 2009 Staff notified the Company that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated December 11, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by December 11, 2009.

(b)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Li Shun Qing, Chief Executive Officer of China Ceramics Co., Ltd.

/s/

Claudia Crowley

Sr. Vice President & Chief of Staff

Chief Regulatory Officer, NYSE Amex LLC